NEWS RELEASE for November 7, 2006 at 8:00AM Eastern Time

Contacts:	Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR ANNOUNCES PATENT LICENSE AGREEMENT WITH CYNOSURE
Palomar Continues Successful Patent Enforcement Strategy

        BURLINGTON, MA (Nov. 7, 2006) … Palomar Medical Technologies, Inc (Nasdaq:PMTI) announced today the execution of a Non-Exclusive Patent License Agreement with Cynosure, Inc. (Nasdaq: CYNO) under Palomar’s standard license terms. Under this Agreement, Palomar granted to Cynosure a non-exclusive, royalty bearing license to U.S. Patent Nos. 5,735,844 and 5,595,568 and foreign counterparts. Palomar will conduct a conference call and webcast today at 10:00 AM Eastern Time. If you would like to participate, please call (800) 299-7098 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com.

        Under this Agreement, Cynosure will pay Palomar $10 million by November 8, 2006 as a 7.5% royalty on sales of their laser and lamp-based hair removal systems made before October 1, 2006. Beginning October 1, 2006, Cynosure will pay Palomar a 7.5% royalty on sales of seven light-based hair removal systems as well as future developed hair removal systems. In return for a non-royalty bearing (fully paid up), non-exclusive license to eight Cynosure patents and patent applications, including counterparts, Palomar granted Cynosure a two year reduction in royalty rate for the Apogee Elite System only. Specifically, from October 1, 2006 to September 30, 2007, Cynosure will pay a 5% royalty on sales of the Apogee Elite System and from October 1, 2007 to September 30, 2008, Cynosure will pay Palomar a 6.5% royalty on sales of the Apogee Elite System. The full 7.5% royalty shall apply to sales of all Cynosure light-based hair removal products, including the Apogee Elite System, after October 1, 2008.

        Patricia Davis, Senior Vice President and General Counsel of Palomar, commented “Palomar’s competitors are on notice regarding these patents. Since settling our patent infringement lawsuit against Cutera in June, Palomar has filed patent infringement lawsuits against Candela Corporation and Alma Lasers, Inc. Palomar intends to continue its strategy of vigorously enforcing our patent position. Licensing these patents to Cynosure without the need for litigation further substantiates the strength of these patents, and we believe other companies may follow the same course of action.”

        Joseph P. Caruso, President and Chief Executive Officer of Palomar, commented, “As I said when we settled our lawsuit against Cutera in the spring, Palomar pioneered the cosmetic light-based industry with the first high-powered light-based hair removal system in 1997. Since then, this industry has become one of the fastest growing segments in the medical industry with hair removal procedures being the most popular cosmetic light-based procedure performed today. We will not stand by while companies infringe our patents. We will take legal action to prevent continued infringement. This strategy should continue to provide significant financial benefit to Palomar and its shareholders.”

        In this Agreement with Cynosure and in accordance with Palomar’s standard license terms, the royalty rate is applicable to all light sources for hair removal. When all light sources in a system are capable of hair removal, the royalty is applied to 100% of the total sale price. When systems include light sources not for hair removal, the royalty rate is applied to the hair removal portion of the entire system. For a system with two or more light sources for hair removal and one or more other light sources not for hair removal, the royalty is applied to 70% of the total sale price, and for systems with one light source for hair removal and one or more other light sources not for hair removal, the royalty is applied to 50% of the total sale price.

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        Under Palomar’s patent license agreement with the General Hospital Corporation, Palomar will pay to the General Hospital Corporation 40% of all payments from Cynosure.

        For more information, please see the Non-Exclusive Patent License Agreement filed as Exhibit 99.2 to a Current Report on Form 8-K filed today.

        About Palomar Medical Technologies, Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physicians’ offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is uniquely focused on developing proprietary light-based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women (please note that in October 2005, Procter & Gamble Company completed its acquisition of Gillette. Under the Development and License Agreement, Procter & Gamble, as the acquiring party, assumed all of Gillette’s rights and obligations.) Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne, and was awarded a contract by the Department of the Army to develop a light-based self-treatment device for Pseudofolliculitis Barbae (“PFB”).

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2005 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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